Exhibit 3.7
Kentucky Office of the Secretary of State
Trey Grayson

Division of Corporations	Articles of Organization	KLC
Business Filings	Limited Liability Company
PO Box 718
Frankfort, KY 40602
(502) 584-3490
www.sos.ky.gov
Pursuant to KRS Chapter 275, the undersigned applies to quality and for that purpose submits the following statements:
Article I: The name of the limited liability company is
     Barcom China Holdings, LLC
Article II: The street address of the limited liability company’s initial registered office in Kentucky is

2791 Circleport Drive	Erlanger	KY.	41018

Street Address Only (No Post Office Box Numbers)	City	State	Zip Code
and the name of the initial registered agent at that office is David K. Bames
Article III: The mailing address of the limited liability company’s initial principal office is

2791 Circleport Drive	Erlanger	KY.	41018

Street Address of Post Office Box Number	City	State	Zip Code
Article IV: The limited liability company is to be managed by (must check one):
     ☑ A. a manager(s).
     ☐ B. its member(s).
I/We declare under penalty of perjury under the laws of the state of Kentucky that the foregoing is true and correct.

/s/ David K. Bames	David K. Bames, Manager	3-30-2010

Signature of Organizer	Printed Name & Title	Date

Signature of Organizer	Printed Name & Title	Date

Signature of Organizer	Printed Name & Title	Date

consent to serve as the registered agent on behalf of the limited liability company.
I, Print Name of Registered Agent

Signature of Registered Agent	Printed Name	Date